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 STATE OF SOUTH CAROLINA  )
                          )              THIRD AMENDMENT
 COUNTY OF RICHLAND       )


      THIS AMENDMENT, made as of the 12th day of May, 1993, by COLONIAL COMPANIES, INC., a South Carolina Corporation (the "Company"),

                            WITNESSETH:
      WHEREAS, the Company maintains the Colonial Companies, Inc.
 Security Saver Plan as amended and restated as of January 1, 1989
 (the "Plan") for the benefit of its eligible employees;  and
      WHEREAS, in Section 12.1 of the Plan, the Company has reserved the right by action of its Board of Directors to amend the Plan.
      NOW, THEREFORE, for the purposes aforesaid, the Company covenants and agrees that the Plan shall be amended as follows:
      1. Effective March 1, 1993, Section 2.1(l) shall be deleted and the following inserted in its place:

          (l) Company. Colonial Companies, Inc. and the following participating Affiliates: (1) Colonial Life and Accident Insurance Company, (2) Bush River Service
     Company, Inc., and (3) BenefitAmerica, Inc. Upon approval of the Board, additional Affiliates may be designated as a participating Affiliate under this Plan.

     2. Effective March 1, 1993, Section 2.1(nn) shall be deleted and the following inserted in its place.

          (nn) Shares. The Shares are the Class B nonvoting shares of Colonial Companies, Inc. In the event
     Colonial Companies, Inc. Class B nonvoting common stock is changed into or exchanged for a different number or kind of shares or securities by reason of a merger, sale of stock, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, stock dividend or reorganization, Shares shall mean shares or securities into which the Class B nonvoting shares were changed or exchanged (the "Successor Shares").
     In the event the Successor Shares are changed into or exchanged for different number or kind of shares or securities by reason of a merger, sale of stock, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, stock dividend or reorganization, Shares shall mean shares or securities into which the Successor Shares were changed or exchanged.

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      IN WITNESS WHEREOF, the Company has caused this amendment to be executed by their duly authorized officer as of the date and year first above written.

 WITNESS:                      COLONIAL COMPANIES, INC.


 /s/ Michael I. Leet           By:  /s/ Robert E. Staton


 /s/ Edna L. Brown                  Sr. Vice President & Corporate Secretary
                                            (Title)